EXHIBIT 4.3

FORM OF CONVERTIBLE NOTE

THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR, IF APPLICABLE, STATE SECURITIES LAWS. THIS NOTE AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE OR SUCH SHARES UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN WATER STAR, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

AMERICAN WATER STAR, INC.
25% CONVERTIBLE NOTE

$____________                                                                                                                                                             ____________, 2002

Las Vegas, Nevada

FOR VALUE RECEIVED, AMERICAN WATER STAR, INC., a Nevada corporation (hereinafter called the "Company"), hereby promises to pay to ___________________________, whose address is _________________________________________________ (the "Holder") on order, without demand, the principal sum of $_____________, with simple interest accruing at the annual rate of twenty-five percent (25%), on ________, 2003 (the "Maturity Date").

The following terms shall apply to this Note:

ARTICLE I
DEFAULT RELATED PROVISIONS

1.1 Payment Grace Period. The Company shall have a ten (10) day grace period to pay any amounts due and payable under this Note after receipt of notice to convert (defined below)or election to receive cash payment (defined below).

1.2 Conversion Privileges. The Conversion Privileges set forth in Article III shall remain in full force and effect until the Note is paid in full or otherwise satisfied by conversion privileges.

ARTICLE II
PAYMENT OF PRINCIPAL AND ACCRUED INTEREST

2.1 Cash Payment. If the Holder of this Note elects not to convert payment of the outstanding principal amount plus accrued interest on this Note into shares of the Company’s common stock, Holder shall give written notice to the Company of his/her/its election to receive cash payment pursuant to the Notice provisions set forth in Section 5.2 below. Such notice shall be delivered to the Company no later than 30 days prior to the Maturity Date.

2.2 Automatic Conversion. The outstanding principal amount and all accrued interest on this Note shall automatically be converted into shares of Common Stock at the then effective Conversion Price (defined below) in the event the Holder fails to deliver to the Company written notice of his/her/its intent to receive cash payment for the total indebtedness due under this Note no later than 30 days prior to the Maturity Date (defined above).

2.3 This Note may be prepaid in full or in part at any time without premium or penalty. Payments received under this Note shall be applied first to accrued interest and then to reduce the principal amount hereof.

ARTICLE III
CONVERSION RIGHTS

The Holder shall have the right to convert the principal amount and interest due under this Note into shares of the Borrower's Common Stock as set forth below.

3.1. Conversion into the Company's Common Stock.

(a) At any time, commencing four (4) months after issuance of this Note, the Holder shall have the right to convert the then outstanding principal amount thereof, together with all accrued and unpaid interest hereunder, at a conversion price of 25% discount to the previous 10-day average closing price per share (the “Conversion Price”) into shares of Common Stock, provided, however, that in no event shall the Conversion Price be less than $0.40 or greater than $1.50 per share.

(b) Mechanics of Conversion. Before any holder of a Note shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the Note duly endorsed “Cancelled” at the office of the Company, and shall give written notice to the Company at such office that he, she or it elects to convert the same and shall state therein the name or names in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued (the “Notice of Conversion”). The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the Note is either delivered to the Company as provided above, or the holder notifies the Company that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after delivery of such Note or such agreement of indemnification, in the case of a lost Note, cause its transfer agent to issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as provided, except that no fractional shares of Common Stock shall be issued. Fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of common shares.

(c) Adjustments to Conversion Price. In the event that this Company at any time or from time to time after the date hereof, shall declare or pay, without consideration, any dividend on its Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(d) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of a Note shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subparagraph (c) above, then the Conversion Price, as then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Note shall be convertible into, or in lieu of the number of shares of Common Stock that the holders would have otherwise been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Notes immediately before that change.

(e) No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Notes and in the taking if all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Notes against impairment.

(f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Agreement, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of a Note a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Note, furnish or cause to be furnished to such holder a like certificate prepared by the Company setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Note.

(g) Notices. In the event of any taking by the Company of a record of the holder of the holders of any class of securities for the purposes of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to the holders of Notes at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares on conversion of the Notes pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes; and if at any time the number of authorized by unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Notes, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging its best efforts to obtain the requisite stockholder approval if any necessary amendment to this Note.

(j) Fractional Shares. No fractional shares shall be issued upon the conversion of the Notes. Fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of common shares.

ARTICLE IV
EVENT OF DEFAULT

The occurrence of any of the following events of default shall, at the option of the Holder hereof, make all sums of principal then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, all without demand, presentment or notice, or grace period, all of which hereby are expressly waived, except as set forth below:

4.1 Failure to Pay Principal. The Company fails to pay any installment of principal when due and such failure continues for a period of ten (10) days after the due date.

4.2 Breach of Covenant. The Company breaches any material covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) days after written notice to the Company from the Holder.

4.3 Breach of Representations and Warranties. Any material representation or warranty of the Company made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading.

4.4 Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.5 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company.

4.6 Failure to Deliver Common Stock. The Company's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note.

ARTICLE V
MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices or other communications shall be sent to:

If to the Company:

American Water Star, Inc.
4560 S. Decatur Blvd., Suite 204
Las Vegas, NV 89103
Attn: Thomas F. Krucker, Chairman
Telephone: (702) 740-7036
Facsimile: (702) 740-7037

With Copy to:

Chapman & Flanagan, Ltd.
777 N. Rainbow Blvd., Suite 390
Las Vegas, NV 89107
Attn: Sean P. Flanagan, Esq.
Telephone: (702) 650-5660
Facsimile: (702) 650-5667

If to the Holder, at the address set forth on the signature page to the Purchase Agreement for such Holder

5.3 Amendment Provision. The term Note and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder, provided, however, that the Holder shall provide the Company with written notice of any such assignment no later than two (2) days following any such assignment.

5.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada or in the federal courts located in the State of Nevada. The Company, and, by accepting this Note, the Holder agree to submit to the jurisdiction of such courts.

IN WITNESS WHEREOF, Company has caused this Note to be signed on this ____ day of _____________, 2002.

AMERICAN WATER STAR, INC.

By: ________________________________
Name: ______________________________
Title: _______________________________

WITNESS: _________________________

EXHIBIT A

COMPANY’S NOTICE TO CONVERT

The Company hereby gives notice to Holder that it elects to pay $_________ of the principal payment due to Holder under the Note issued by AMERICAN WATER STAR, INC. on __________, 2002, by converting into Shares of Common Stock of American Water Star, Inc., and delivering same to Holder in payment thereof according to the conditions set forth in such Note, as of the date written below.

Date of Conversion: _______________________
Conversion Price: $________________ per share
Shares To Be Delivered: ___________________

AMERICAN WATER STAR, INC.

By:__________________________
Name: _______________________
Title: ________________________